EXCLUSIVE DISTRIBUTION AGREEMENT

This exclusive distribution agreement ("Agreement") is entered into this 11th day of June 2003 by and between:

Jumpit AS and all of its subsidiaries, Stranden 3 A, 0250 Oslo, Norway, a limited corporation registered in Norway with registration No. 982 948 959 (hereinafter referred to as "Jumpit") and

E & S International Enterprises, Inc., 7849 Canoga Avenue, Canoga Park, California 91303, a California corporation (hereinafter referred to as "ESI")

RECITALS:

WHEREAS, Jumpit grants, pursuant to the terms of this Agreement, ESI, the exclusive rights to distribute the Product (as defined in Section 1.2) in the Territory (as defined in Section 1.1).

NOW THEREFORE, it is agreed as follows:

1. **DEFINITIONS**

1.1 The "**Territory**" means in this Agreement all countries and all territories in the world, world wide.

1.2 The "**Product**" means Jumpit disposable mobile batteries as specified in Appendix 1 and any intellectual properties, design, packaging and goodwill related to the foregoing, and all modifications and updates thereof.

2. **Appointment**

2.1 Jumpit hereby appoints ESI – and ESI accepts to be appointed – for the term of this Agreement the exclusive distributor of the Product in the Territory ("**Distributorship**").

2.2 The Distributorship involves that ESI on its own expense shall market and sell the Product in the Territory except as otherwise provided in this Agreement, in sections 5.7 and 7.1.

2.3 Jumpit shall provide ESI with an adequate written confirmation on the Distributorship to be used vis-à-vis any third parties.

Ref: Doc 6472

3. **LIMITATIONS ON JUMPIT'S BUSINESS**

3.1 The Product shall be the only disposable cellular phone battery that Jumpit and/or any of its subsidiaries will manufacture, sell, market or exploit in any way, or be associated with in any way whatsoever.

3.2 The Agreement shall not in any ways limit Jumpit's or ESI's rights and possibilities to conduct business except as referenced in this Agreement.

4. **SUPPLY OF UNITS OF THE PRODUCT**

4.1 Jumpit shall deliver the ordered units of the Product, free-on-board ("FOB") on Hong Kong international harbour according to details provided by ESI.

Each shipment shall in the context of this Agreement be regarded as one delivery.

4.2 The parties shall annually agree on the estimated sales volume for the forthcoming 12 months period upon which units of the Product shall be ordered in accordance with the following ordering mechanism:

4.3. On a quarterly basis ESI shall provide a confirmed order for the forthcoming quarter specifying the number of units of the Product to be delivered during said quarter.

4.3. ESI will issue purchase forecasts to Jumpit on a sixth month rolling basis, of which the first three months will be guaranteed purchases. By the end of the second month ESI will readjust the numbers for the following three months.

4.4 ESI may, upon written notice to Jumpit place orders directly with the manufacturer and communicate directly with the manufacturer on issues related to manufacturing and shipment of orders. Any payments made by ESI directly to any such manufacturer with respect to the Product shall be deemed a partial purchase payment against the Purchase Price described under Section 7 made by ESI to Jumpit. The parties acknowledge that Jumpit, rather than ESI, is responsible for each manufacturer's quality control with respect to all Products and New Versions. Jumpit shall receive copies of all orders and material communication.

Application of this procedure shall be for practical reasons only, and shall not undermine formal or statutory requirements e.g. with regard to accounting, invoicing etc following from the procedure set out in Section 4.1 through 4.3.

4.5 ESI shall each calendar year of the Initial Term (see Article 11.1) issue purchase orders for not less than ten million units of the Product and/or New Versions, unless agreed upon by Jumpit, although ESI shall not be responsible for inadequate delivery by Jumpit.

Any purchase in excess of ten million units in one calendar year shall be credited against purchases for the following year.

4.6 Jumpit shall notify ESI when it is ready to start manufacturing units of the Product. This shall in no case be before ESI has provided Jumpit with the specifications of the packaging (see Section 5.2).

ESI shall upon immediate signing of this Agreement place the first order of delivery of 1 million units. Jumpit shall deliver the first million units of the Product as soon as the production capacity makes it possible.

4.7 If ESI does not reach the minimum purchase orders volumes (see Section 4.5), Jumpit's sole remedy shall be to terminate ESI's exclusivity regarding the Distributorship in which case all of ESI's obligations related to the Agreement will be cancelled.

4.8 Jumpit shall use its best efforts to have a manufacturing capacity to produce the number of units to be produced according to the 12 months forecasts.

4.9 If Jumpit does not have production capacity to meet all incoming purchasing orders at requested delivery dates, the purchasing orders shall be reduced on a pro rata basis, and Jumpit shall use its best efforts to meet all orders with as little delay as possible.

4.10 Jumpit and ESI shall use their best efforts to prevent any authorized or unauthorized manufacturers of the Product to ship units of the Product to any unauthorized entity or person for sale in the Territory. Jumpit and ESI will take all legal actions reasonably necessary to prevent such distribution in the Territory, at Jumpit's expense, provided that Jumpit approves such legal actions and related projected costs, which approval shall not be unreasonably withheld, conditioned or delayed.

4.11 Jumpit shall use reasonable efforts to develop new versions for the Product, e.g. for new mobile phone brands/models, other types of terminal equipment e.g. PDA, smart phones and/or with improved capacity ("New Versions").

Jumpit shall notify ESI of New Versions ready for launch.

Prices for New Versions shall be agreed upon by both parties. All provisions of this Agreement that apply to the Product shall also apply to the New Versions, unless otherwise agreed upon by both parties; provided, however, that if ESI chooses not to purchase any units of a particular New Version from Jumpit, Jumpit may sell such New Version to third parties, so long as no such sales are made of such New Version, directly or indirectly, at a lower price than was offered to ESI.

4.12 If Jumpit develops completely new technology, ESI shall have a right of first refusal to negotiate a distribution agreement for products based upon that technology in the Territory. ESI shall notify whether it will use its right of first refusal within 60 days after being notified by Jumpit of the new technology/product.

4.13 In case ESI decides not to distribute the new product or the New Version, Jumpit will allow ESI a sixth month window before, making any sale in the Territory, to allow ESI to properly manage its inventories and receivables.

5. **MARKETING**

5.1 Each unit of the Product shall be delivered with a package in a size and with a design decided by ESI.

5.2 The Product shall be sold under the trademark "Cellboost" (the "Trademark"). The Trademark and all goodwill associated therewith shall be owned by ESI.

5.3 ESI shall notify Jumpit of details of the trademark required in connection with the manufacturing.

The packaging cost shall not exceed the cost of the current packaging developed by Jumpit. If it does, ESI shall pay the difference.

5.4 Jumpit shall allow ESI to produce relevant advertising and sale support material in an adequate number.

5.5 ESI shall at all times use commercially reasonable efforts to promote and increase the sale of Product throughout the Territory and promote the Product and the goodwill related thereto.

5.6 Marketing, sale and all "after-sale" services of Product sold by ESI shall be the primary responsibility of ESI, save that Jumpit will provide a marketing support fee as set out in Section 7.1.

ESI expects in each calendar year to directly and indirectly spend approximately USD 4.5 million on marketing the Product and/or New Versions to increase its sales of the Product and/or New Versions, subject to ESI's sole and absolute discretion to reduce this amount based on market conditions, needs and other considerations.

ESI shall provide Jumpit with reasonably requested information related to planned marketing and its implementation.

5.7 In addition to the marketing expenditures set out in Section 5.6, Jumpit shall use up to USD 1 million on sales and marketing purposes, on behalf of ESI in the Territory, excluding the Americas (i.e. USA and its territories, Mexico, Canada, the Caribbean and all of Central and South-America), included, but not limited to promote the establishing of ESI's marketing and sales infrastructure, commission to marketing personnel and independent sales personnel, advertising companies, media spendings, brochures and other promotional materials, co-op advertising etc (the "Marketing Funds").

The Marketing Funds shall be used pursuant to a plan or plans approved by majority of the board of directors of Jumpit. The source of these funds shall be USD $1,000,000 of the Purchase Price under the Subscription and Shareholder Agreement to be entered into between the parties.

The Marketing Funds shall be deposited in an account named Jumpit AS, titled Marketing Funds, in Handelsbanken AS, a bank agreed to by the parties, established solely for the purpose of the Marketing Fund (the "Marketing Account").

The signatories to the Marketing Account shall only be Farshad Asherian of ESI and Petter Sørlie of Jumpit Johnny. Halvor Isaksen of Jumpit will replace Petter Sørlie as signatory on behalf of Jumpit in case of Petter Sørlie's absence or if he is no longer employed with Jumpit. If Mr. Farshad Asherian is not available or no longer employed by ESI, Mr. Philip Asherian shall replace him for purposes of this Section. In case Petter Sørlie and Halvor Isaksen have terminated their employment with Jumpit, Farshad Asherian or Mr. Philip Asherian, as the case may be, shall be the sole signatory of the Marketing Account.

The Marketing Funds shall be a proportion of the Cash Contribution to be made by ESI to Jumpit in accordance with the Subscription and Shareholder Agreement concluded, or to be concluded by and between Jumpit and ESI, and which Jumpit shall allocate to the Marketing Account as set out above.

5.7 ESI shall employ and/or engage an appropriate number of suitably qualified marketing and administrative personnel to maintain commercially reasonable standards of customer service.

5.8 ESI shall not without the prior written consent of Jumpit market, sell or supply in the Territory any products which are comparable and/or competitive to the Product or use, trade or otherwise exploit any trademark, design etc that may be likely to be confused with the Product.

5.9 ESI shall obtain all licences, permits and approvals which are necessary or advisable for the performance of ESI's obligations under this Agreement and comply with all applicable laws, rules, regulations and other requirements of any governmental or regulatory authority which are applicable, to the import, advertising or promotion of the Product.

6. NOTIFICATION OF BREACH AND STATUS OF PATENT APPLICATION

6.1 ESI shall inform Jumpit promptly of any potential, threatened, alleged or actual intellectual property infringement and notice of adverse action by any person or entity of which it becomes aware of related to the Product and shall provide all assistance and information reasonably required by Jumpit in connection with any such infringement, at Jumpit's sole cost and expense.

Jumpit shall inform ESI correspondingly in the same scenario.

6.2 ESI has been fully informed of the status of the patent application process for the technology upon which the Product is based, and acknowledge that there always will be a risk related to that the registration and the same may be denied or allegations on infringement may be filed – although Jumpit is not aware of any such incidents as per this date. A letter from Onsagers setting out a description of the patent and the patent application process is attached in Appendix 2.

6.3 Jumpit shall file all documents reasonably required to obtain a patent in all countries in the Territory, and shall use reasonable efforts to protect itself and ESI against any

allegations that the Product or the technology upon which it is based cannot be patented.

Jumpit shall file all patent applications in the Territory at the latest by 22nd June 2003.

6.4 Jumpit represents that it has or will obtain the patent in all jurisdictions in the Territory and use all reasonable efforts to get the patent registered and protected during the term of the patent. Jumpit also acknowledges that it has exclusive rights to all its intellectual property underlying the Product and will indemnify and defend ESI from all costs and expenses associated with any claims due to the intellectual property rights with regard to the Product.

7. PRICES AND PAYMENT

7.1 ESI shall for each unit of the Product pay to Jumpit USD 1.264 for the first 4 million units of each calendar year, and USD 1.214 thereafter for the balance of that calendar year (not retroactive) (the "Purchase Price").

The following deduction from the Purchase Price, shall be made:

(i) A marketing support fee of 6% of the Purchase Price will be deducted on each invoice on an ongoing basis.

(ii) A financing contribution fee of USD 0.02 per unit shall be deducted as long as ESI finances the manufacturing of the Product according to Section 8.

7.2 ESI has the right to offset against any outstanding payments to Jumpit any outstanding receivables from Jumpit.

7.3 All purchases shall be paid via an *irrevocable* letter of credit payable at sight.

The letter of credits will be issued by two weeks notice of shipment by Jumpit. The letter of credit will be received by Jumpit within four working days of the notification.

If ESI finances the manufacturing of units of the Product pursuant to Section 8, ESI may at its discretion instead make its payment by providing Jumpit upon delivery of the units to the F.O.B. point with the net difference between the Purchase Price and Jumpit's manufacturing or purchase costs for the units in question.

Regardless of how the remuneration technically is calculated and transferred, application of such procedures shall be for practical reasons only, and shall not undermine formal or statutory requirements e.g. with regard to accounting, invoicing (cf Section 4.4 second paragraph).

7.4 It is hereby acknowledged that ESI has remitted to Jumpit the sum of USD 200,000 as a partial prepayment of production costs. Furthermore, it is understood that ESI will remit up to an additional USD 200,000 on or about the week of June 9, 2003. The said amounts will be credited against future invoices.

8. **CONTRIBUTION TO FINANCING THE MANUFACTURING OF UNITS OF THE PRODUCT**

8.1 ESI undertakes to fully or partly finance on behalf of Jumpit the costs related to the manufacturing of units of the Product related to orders approved by ESI, so long as requested by Jumpit.

8.2 Such financing shall be provided directly to the manufacturer(s) by letter of credit or other means reasonably required by the manufacturer(s) in order to secure payment.

8.3 As consideration for the financing contribution, ESI shall receive as the amount set out in Section 7.1.

9. **REPLACEMENT OF UNITS OF THE PRODUCT**

9.1 In case of major malfunction or other epidemic problems with the Product, inclusive that the average shelf life of the Product is less than two years, Jumpit shall replace the malfunctioning units after conducting test in the manufacturing facility, or refund ESI their purchase cost of the malfunction units, at ESI's discretion. For this purpose, defective units in excess of 5% of the units in any shipment, or 5% of the cumulative units shipped during any period, shall be deemed an epidemic problem.

10. **INSURANCE**

10.1 Jumpit shall keep relevant and sufficient product liability insurances for the value of units of the Product in the Territory.

10.2 ESI shall keep additional product liability insurances at its own discretion. ESI shall implement all reasonably applicable liability limitation measures in its terms of sale.

11. **TERM**

11.1 This Agreement shall commence with effect from the date hereof and shall continue in force for an initial period of ten years (the "Initial Term").

11.2 Six months before the expiry of the Initial Term, the parties shall jointly in good faith consider the basis for the extension of the Agreement; provided, however, that this Agreement shall be automatically extended for an additional ten years if the aggregate purchases by ESI of the Product and New Versions during the Initial Term reach 100 million units.

12. **TERMINATION FOR CAUSE**

12.1 Each Party shall be entitled to terminate this Agreement with five days prior written notice effective as of the date of receipt of written notice of termination if:

(a) The other Party is in material breach of its obligations under this Agreement by failing to remedy an event of default within 60 (or longer if both Parties elects to do so on a case by case basis) calendar days after receiving a written demand for it to do so.

If ESI proves that it has done its best effort to cure legally any breach such breach shall be deemed as cured, and the same applies to Jumpit.

(b) The other Party becomes insolvent or makes any arrangement with or assignment for the benefit of its creditors or has a receiver appointed over the whole or any part of its assets or becomes subject to any bankruptcy, liquidation or similar proceedings in any jurisdiction, either voluntary or compulsory and the same cannot be resolved within 90 days; other than as part of a bona fide scheme of reorganization, reconstruction or amalgamation.

12.2 Jumpit shall notify ESI if it plans to terminate the business or file for bankruptcy, not less than 30 days or as soon as possible before taking such actions, or as soon as possible after receiving a writ for bankruptcy from a third party. Jumpit shall provide ESI with reasonably requested information about the company in such situation. This sub-section provides no exclusivity rights to ESI.

13. EVENTS FOLLOWING TERMINATION

13.1 Upon the termination of this Agreement for any reason or its expiration:

(a) All intellectual property rights, data and information relating to the Product and all other commercial information given to ESI by Jumpit during the course of this Agreement shall at all times remain the property of Jumpit and on the termination of this agreement shall be returned in full to Jumpit together with all copies thereof, with the exception of ESI's trademark. Upon termination of this Agreement, all of ESI's obligations are terminated.

(b) ESI shall immediately cease marketing and ordering new units of Product, except ESI shall be entitled to sell out its remaining inventory, unless Jumpit exercises its right to buy the unsold units back for the latest purchasing price paid by ESI to Jumpit with terms mutually acceptable to both parties.

(c) If ESI is in breach which is not contractually cured, Jumpit may choose to not terminate this Agreement and have ESI continue on a non-exclusive basis for the remaining term of the Agreement, based on ESI's desire.

If ESI proves that it has done its best effort to cure legally any breach such breach shall be deemed as cured, and the same applies to Jumpit.

13.2 If the agreement is terminated due to bankruptcy of Jumpit, Jumpit officers shall use reasonable efforts to update ESI on the status of the bankruptcy estate and facilitate to the extent reasonably possible that ESI can continue to distribute the Product in the Territory and acquire units of the Product directly from the manufacturers on its own account.

ESI acknowledge that any final decisions in this respect must be reached by the manager of the bankruptcy estate.

14. **Breach of contract, Limitation of liability**

14.1 A party breaching and not curing its obligation under this Agreement shall compensate the other party's documented direct economical losses following such breach.

If ESI proves that it has done its best effort to cure legally any breach such breach shall be deemed as cured, and the same applies to Jumpit.

14.2 Except for Jumpit's indemnification obligations, Jumpit's obligation to honour the exclusivity rights granted to ESI hereunder, and/or ESI's damages or loss arising from Jumpit's wilful misconduct, intentional breach of contract or gross negligence, Jumpit's liability for monetary damages if it is in breach of its obligations according to Sub-section 1 above shall in no case exceed an amount equivalent to audited ESI's cost of goods sold relating to outstanding accounts receivables involving defective Products and New Versions and inventories related to the Product and New Versions, and Jumpit has, in order to limit its liability the option to repurchase the inventories of the Product, at the purchase price value of the inventories of the Product.

14.3 In the event that a party to this agreement breaches any of the obligations hereunder and the same results in a third party claim versus the other party, the first party shall indemnify and hold harmless in cost and action, the suffering party against any liability the first party may incur legally or otherwise, although such party remains liable for the actions of its own employees, officers and directors.

15. **GENERAL CONTRACT CONDITIONS**

15.1 **Governing law/arbitration**

This Agreement shall be governed by and construed in accordance with English Law. Any and all disputes regarding this Agreement shall be settled through binding arbitration with venue in the City of London, England, United Kingdom in accordance with the rules of the International Arbitration Association or a related association.

15.2 **Entire Agreement**

This Agreement along with its Recitals ("Whereas" clauses) and Appendices constitutes the entire agreement between the Parties. It supersedes all prior agreements, arrangements or commitments with respect to the sale of the Product. This Agreement may be executed in facsimile counterparts and each such counterpart shall be treated as an original and have legal effect for all intents and purposes.

15.3 **Severability**

In case a provision of this Agreement is or becomes ineffective, unenforceable or invalid, the validity of the remaining provisions of the Agreement shall remain

unaffected by this. The parties to the Agreement shall make every effort to replace any affected provision or omission with an agreed and legally acceptable alternative.

15.4 **Assignment**

Only ESI may assign, sub-contract or otherwise transfer or delegate in whole or in part any of its rights or obligations hereunder without the prior written consent of the other party. In the event of any assignment, the assignee shall assume and honour all the terms and conditions of this Agreement and any renewals thereof.

This Agreement shall not limit Jumpit's right to source the manufacturing of the Product to external manufacturers having reasonable quality standards that are consistent with market needs of the Product and/or New Versions.

This Agreement shall be binding upon and inure to the benefit of any permitted assignee of the parties to this Agreement whether said assignment is effectuated by purchase and sale, merger and/or operation of law.

15.5 **Market reach**

Both parties recognize the need for ESI to build a strong distribution network in its Territory. In other words, Jumpit will support activities increasing the reach of ESI within its markets. ESI or Jumpit, as the case may be, shall always remain primarily liable for performance of the terms, conditions and obligations of this Agreement. Accordingly, irrespective of any permitted assignment hereunder to any third party, ESI and/or Jumpit, as the case may be, shall always remain primarily liable for performance of the terms, conditions and obligations of this Agreement.

15.6 **Modifications**

Any modification of this Agreement shall be effective only if agreed upon in writing and signed by both parties hereto and the intention to amend this Agreement is clearly expressed.

15.7 **Failure to Enforce**

The waiver of any right herein contained by either party shall not be construed as a waiver of the same right at a future date or as a waiver of any other right herein contained.

15.8 **No Agency**

ESI's sole relationship with Jumpit is that of an independent contractor. Neither party, nor its employees is empowered to create any obligations on behalf of the other except as set out in this Agreement.

16. **FORCE MAJEURE**

16.1 Neither party shall be liable to the other for any failure to perform or delay in performing any of its obligations under this Agreement where such failure or delay arises directly as a consequence of an act beyond the reasonable control of that Party, which was not reasonably foreseeable at the time of signing of this agreement, including strike, lockout or any other industrial dispute (not occasioned by the party seeking relief under this section), riot, civil insurrection or war, act of government, fire, flood or other act of God. If either Party seeks to rely on such an event of force majeure it shall forthwith notify the other.

17. **CONFIDENTIALITY**

17.1 Save and except as otherwise required by law or for the purposes of carrying out the intent of this Agreement, the Parties hereto agree to hold secret and confidential and not to disclose or use for benefit of themselves or any person, partnership, association, body or corporation whatsoever any knowledge, information or data concerning the other Party's business or products which may be communicated to them or which it may acquire by virtue of this Agreement (unless ascertainable from public information or trade sources). This section shall survive and remain in full force and effect notwithstanding any termination of this Agreement and renewal thereof for a period of three (3) years of the expiry of the latter of the Agreement or any renewal.

17.2 Section 17.1 shall not limit Jumpit's right to submit information about the Agreement and its content as is deemed required by Jumpit at its sole discretion to the shareholders in order to achieve the consents and/or resolutions by the general meeting and/or the shareholders, as the case may be, required to execute this Agreement and the Subscription and Shareholder Agreement.

18. **ENTRY INTO FORCE**

The entry into force of this Agreement is subject only to confirmation by facsimile by Jumpit to ESI no later than June 26, 2003 that (i) the execution of both this Agreement and the Subscription and Shareholder Agreements are duly approved by the board of directors, (ii) the general meeting resolves to issue shares to ESI in accordance with Clause 1 of the Subscription and Shareholder Agreement, and (iii) the execution of this Subscription and Shareholder Agreement by all of the Shareholders (as defined therein) and by or on behalf of Jumpit and ESI.

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15 SIGNATURE & WITNESSES

This Agreement is signed by the directors of Jumpit indicated below of which all of them represent that they are duly authorised to sign this Agreement on behalf of Jumpit and that their signatures jointly represent a binding commitment for the company:

Signed at: Oslo, Norway
Date: June 11 2003

Jumpit AS

By: ______________
J.C. Borchgrevink
Member of the board of directors
(authorised by the board of directors)

By: ______________
Petter Sætre
Member of the board of directors
(authorised by the board of directors)

By: ______________
Ole [illegible]
Chairman of the board of directors
(authorised by the board of directors)

This Agreement is signed by the director of ESI indicated below whom represent that he is duly authorized to sign this Agreement on behalf of ESI party and that his signature represent a binding commitment for the company:

Signed at: Oslo Norway
Date: June 11 2003

E & S International Enterprises, Inc.

By: ______________
Farshad Azimian, COO

WITNESS: Todd [illegible]